Exhibit 99.1

Xenith Bankshares, Inc. Reports Third Quarter and Year-to-Date 2016 Results

Results Reflect the Reversal of Substantially All of the Remaining DTA Valuation Allowance

RICHMOND, VA, November 14, 2016 — Xenith Bankshares, Inc. (Nasdaq: XBKS), parent company of Xenith Bank, formerly known as Hampton Roads Bankshares, Inc. (HMPR) and Bank of Hampton Roads, respectively, today announced financial results for the three and nine months ended September 30, 2016.

The company reported net income of $47.9 million, or $0.23 per common share, for the third quarter of 2016 compared to $303 thousand, or less than $0.01 per common share, in the third quarter of 2015. Net income in the 2016 period included the effect of merger-related costs of $12.9 million in connection with the previously announced merger of legacy Xenith with and into HMPR and an income tax benefit that included $60.0 million resulting from the reversal of substantially all of the company’s remaining deferred tax asset valuation allowance.

The company reported net income of $51.9 million, or $0.28 per common share, for the nine months ended September 30, 2016 compared to net income of $4.4 million, or $0.03 per common share, in the nine months ended September 30, 2015. Net income in the 2016 period included merger-related costs of $15.6 million and an income tax benefit resulting from the reversal of substantially all of the company’s remaining deferred tax asset valuation allowance of $60.0 million.

Information contained herein as of the period ended September 30, 2016 includes the balances of legacy Xenith; information contained herein as of periods prior to September 30, 2016 does not include the balances of legacy Xenith. Information for the three and nine month periods ended September 30, 2016 includes the operations of legacy Xenith only for the period immediately following the effective date of the merger (July 29, 2016) through September 30, 2016.

On September 16, 2016, the company announced its plans to cease operations of its mortgage banking business conducted through its wholly-owned subsidiary, Gateway Bank Mortgage, Inc. (“GBMI”), and had entered into a definitive asset purchase agreement to sell certain assets of GBMI to an unrelated party (the “GBMI Sale”). The decision to exit the mortgage origination business was based on a number of factors, including the substantial costs of regulatory compliance in the post-Dodd Frank world and the absolute scale required to be competitive in today’s mortgage banking market. For purposes of the third quarter and year-to-date results, the operations of GBMI have been reported as discontinued operations. The completion of the GBMI Sale occurred on October 17, 2016.

T. Gaylon Layfield, III, the company’s Chief Executive Officer, commented:

“We are off to a good start combining the strengths of Hampton Roads Bankshares and legacy Xenith into the new Xenith Bankshares. First and foremost, our management team and Board have quickly coalesced around what we believe are our key priorities. These include revenue growth and careful management of our net interest margin and expense levels in line with high performing banks of comparable asset size. In addition to emphasizing organic growth, we will continue to examine strategic opportunities that we believe can help build franchise value.

I am also pleased to report on a number of other accomplishments, including the roll out across the company of our shared Mission, Vision and Values. At its core, banking is a people business, and I am excited about our talented and motivated team. Loan and deposit growth are off to a strong start as we are already beginning to see the benefits of our increased scale. We have seen solid loan growth in our commercial and Industrial and commercial real estate loan portfolios as well as our Marine division, Shore Premium Finance.

In mid-November, we expect to convert legacy Xenith customers to the company’s combined core operating system. Finally, as we begin to look toward 2017, we are sharply focused on managing operating expenses by aligning people, processes and technology to drive growth, always in the context of first-rate enterprise risk management practices.”

Third Quarter and Year-to-Date 2016 Highlights

•	Income before income tax from continuing operations in the three months ended September 30, 2016 was a loss of $17.3 million compared to a loss of $376 thousand in the same period of 2015, while income before income tax from continuing operations for the nine months ended September 30, 2016 was a loss of $12.4 million compared to income of $2.5 million in the same period of 2015.

•	Net interest income in the three months ended September 30, 2016 was $23.0 million compared to $15.4 million in the same period of 2015, while net interest income in the nine month ended September 30, 2016 was $52.7 million compared to $45.5 million for the same period in 2015. Accretion of acquired loan discounts in the 2016 periods was $1.5 million compared to no amounts in the same periods of 2015.

•	Provision for loan losses was $10.7 million for the three months ended September 30, 2016 compared to a benefit of $15 thousand in the same period of 2015. In the nine months ended September 30, 2016 and 2015, provision expense was $10.7 million and $622 thousand, respectively.

•	Net loans were $2.4 billion at September 30, 2016 compared to $1.5 billion at December 31, 2015 and $1.5 billion at September 30, 2015.

•	Average interest-earning assets in the three and nine months ended September 30, 2016 were $2.6 billion and $2.1 billion, respectively. Average interest-earning assets in the same periods of 2015 were $1.8 billion and $1.9 billion, respectively.

•	Total assets at September 30, 2016 were $3.3 billion compared to $2.1 billion at December 31, 2015.

•	Total deposits at September 30, 2016 were $2.6 billion compared to $1.7 billion at December 31, 2015.

•	At September 30, 2016, the ratio of nonperforming assets to total assets was 1.50% compared to 2.32% as of December 31, 2015, the ratio of nonperforming loans to gross loans was 1.76% compared to 2.31% as of December 31, 2015, and the ratio of the company’s allowance for loan losses (ALL) to nonaccrual loans was 77.7%.

•	Net charge-offs as a percentage of average loans were insignificant for the three and nine month periods ended September 30, 2016. ALL as a percentage of gross loans was 1.37%, at September 30, 2016, and this ratio including fair value adjustments (Credit Mark Adjusted ALL/Gross Loans) was 1.77%[1].

•	Other real estate owned and repossessed asset balance was $6.3 million at September 30, 2016 compared to $12.4 million at December 31, 2015.

•	The company’s capital ratios remained well above regulatory standards for “well-capitalized” banks, with a Common Equity Tier 1 Capital Ratio of 12.14%, a Tier 1 Leverage Ratio of 12.50%, a Tier 1 Risk-Based Capital Ratio of 12.14%, and a Total Risk-Based Capital Ratio of 13.62% at September 30, 2016. Xenith Bank had a Common Equity Tier 1 Capital Ratio of 11.20%, a Tier 1 Leverage Ratio of 11.55%, a Tier 1 Risk-Based Capital Ratio of 11.20%, and a Total Risk-Based Capital Ratio of 12.39%. These capital ratios exclude the disallowed portion of the company’s net operating losses of approximately $65 million.

•	Total shareholders’ equity was $465.0 million at September 30, 2016 compared to $290.6 million at December 31, 2015. Tangible book value at September 30, 2016 was $1.88[1] per share of common stock compared to $1.70[1] at December 31, 2015. Return on average assets was 6.67% and return on average common equity was 51.42% for the three months ended September 30, 2016.

Operating Results

Third Quarter 2016 compared to Third Quarter 2015

Total interest income for the three months ended September 30, 2016 was $27.4 million compared to $18.6 million for the three months ended September 30, 2015. For the three-month period of 2016, total interest income reflected average interest-earning assets of $2.6 billion compared to $1.8 billion in interest-earning assets in the same period of 2015. Asset yields in the 2016 period were 4.26% compared to yields of 4.03 % in the 2015 period. Asset yields in the 2016 period included accretion of $1.5 million. There was no accretion in the third quarter of 2015.

Total interest expense for the three months ended September 30, 2016 was $4.4 million compared to $3.2 million for the three months ended September 30, 2015. Average interest-bearing liabilities in the three-month period of 2016 increased to $2.0 billion from $1.4 billion in the same period of 2015. The cost of total interest-bearing liabilities was 0.85% and 0.88% for the three-month periods ended September 30, 2016 and 2015, respectively.

Net interest margin in the third quarter 2016 was 3.59% compared to 3.35% in the third quarter 2015. Net interest margin excluding accretion was 3.36% in the third quarter of 2016.

Net interest income after provision for loan losses was $12.3 million for the three months ended September 30, 2016 compared to $15.4 million in the same period of 2015. Net interest income after provision for loan losses in the 2016 period reflected $10.7 million in loan loss provision expense compared to $15 thousand of provision benefit in the 2015 period. Higher provision expense in the 2016 period was primarily due to specific reserves related to two relationships. In each case, the additional reserve is primarily attributable to impairments against the remaining collateral securing the specific loan.

Total noninterest income was $2.9 million in the third quarter of 2016 compared to $2.7 million in the third quarter of 2015.

Noninterest expense in the third quarter of 2016 was $32.5 million compared to $18.5 million in the third quarter of 2015. Noninterest expense in the third quarter of 2016 included $12.9 million of merger-related costs, while noninterest expense in the 2015 period included one-time separation costs of $2.2 million.

First Nine Months of 2016 compared to First Nine Months of 2015

Total interest income for the nine months ended September 30, 2016 and 2015 was $63.4 million and $55.2 million, respectively. For the nine months ended September 30, 2016, total interest income reflected average interest-earning assets of $2.1 billion compared to $1.9 billion in interest-earning assets in the same period of 2015. Asset yields were 4.12% and 3.96% in the nine months ended September 30, 2016 and 2015, respectively. Asset yields in the 2016 period included accretion of $1.5 million. There was no accretion in the 2015 period.

Total interest expense for the nine months ended September 30, 2016 and 2015 was $10.7 million and $9.8 million, respectively. Average interest-bearing liabilities in the nine-month period of 2016 were $1.6 billion and $1.5 billion in the 2015 period. The cost of total interest-bearing liabilities was 0.87% in both periods.

Net interest margin for the nine months ended September 30, 2016 was 3.43% compared to 3.27% for the same period of 2015. Net interest margin excluding accretion was 3.33% in the nine months ended September 30, 2016.

Net interest income after provision for loan losses was $42.0 million for the nine months ended September 30, 2016 compared to $44.9 million in the same period of 2015. Net interest income after provision for loan losses in the 2016 period reflects the $10.7 million in loan loss provision expense, as previously discussed, compared to $622 thousand of loan loss provision expense in the 2015 period.

Total noninterest income was $8.0 million in the nine months ended September 30, 2016 compared to $7.4 million in the nine months ended September 30, 2015.

Noninterest expense in the nine months ended September 30, 2016 was $62.4 million compared to $49.9 million in the same period of 2015. Noninterest expense in the 2016 period included $15.6 million of merger-related costs. Excluding merger-related costs, noninterest expense declined $3.0 million, or 6%, when comparing the 2016 period to the 2015 period.

Asset and Credit Quality

At September 30, 2016, the ratio of nonperforming assets to total assets was 1.50%, the ratio of nonperforming loans to gross loans was 1.76%, and the ratio of the company’s allowance for loan losses (ALL) to nonaccrual loans was 77.7%. Net charge-offs as a percentage of average loans were insignificant for the nine months ended September 30, 2016, as recoveries nearly offset charge-offs during the period. ALL as a percentage of gross loans was 1.37%, at September 30, 2016, and this ratio including fair value adjustments (Credit Mark Adjusted ALL/Gross Loans) was 1.77%1.

Capital and Shareholder Value Measures

The company’s combined capital ratios remained well above regulatory standards for “well-capitalized” banks, with a Common Equity Tier 1 Capital Ratio of 12.14%, a Tier 1 Leverage Ratio of 12.50%, a Tier 1 Risk-Based Capital Ratio of 12.14%, and a Total Risk-Based Capital Ratio of 13.62% at September 30, 2016. Capital ratios for Xenith Bank were also strong, with a Common Equity Tier 1 Capital Ratio of 11.20%, a Tier 1 Leverage Ratio of 11.55%, a Tier 1 Risk-Based Capital Ratio of 11.20%, and a Total Risk-Based Capital Ratio of 12.39% at September 30, 2016. These ratios exclude approximately $65 million in disallowed net operating losses as required by Basel III rules.

Total shareholders’ equity was $465.0 million at September 30, 2016 compared to $290.6 million at December 31, 2015. The increase in equity was primarily the result of the issuance of common stock in connection with the merger and the reversal of most of the remaining valuation allowance on the deferred tax asset. Tangible book value at September 30, 2016 was $1.881 per share of common stock compared to $1.701 at December 31, 2015. Return on average assets was 6.67% and return on average common equity was 51.42%, both explained by the deferred tax asset valuation allowance reversal.

Outlook

Layfield concluded: “As CEO of legacy Xenith, I frequently talked about the challenges banks face in the marketplace today: low rates, increased regulatory burdens, uncertain economies, the need for scale and the pressure for consolidation, just to name a few. As CEO of the new Xenith, I can tell you that all those challenges still exist. However, our company is in a different league now. We have the combination of strong teams and talented bankers across attractive markets to drive both core deposit growth and organic loan growth. We are focused on three business lines: Middle Market Commercial Banking, including commercial real estate, Business Banking, primarily serving companies with annual sales of less than $10 million, and Retail Banking. In all three businesses, we believe we now have the people and capital to compete effectively in our markets and are in a position to attract and retain top-notch talent. As we continue our early progress following the merger, we remain well aware of the metrics for top performing banks in our size range and while we won’t get there overnight, we are working every day to meet those metrics”

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc. (“XBKS”) is the holding company for Xenith Bank, a full-service commercial bank headquartered in Richmond, Virginia. XBKS is the fifth largest community bank by deposits headquartered in the Commonwealth of Virginia. Xenith Bank specifically targets the banking needs of middle market and small businesses, local real estate developers and investors, and retail banking clients. XBKS also offers marine finance floorplan and end-user products through its Shore Premium Finance division of Xenith Bank. Xenith Bank’s regional area of operations spans from Baltimore, Maryland and Rehoboth Beach, Delaware, to Raleigh and eastern North Carolina, complementing its significant presence in Greater Washington, D.C., Greater Richmond, Virginia, Greater Hampton Roads, Virginia and on the Eastern Shore of Maryland and Virginia. Xenith Bank has 42 full-service branches and five loan production offices located across these areas with its headquarters centrally-located in Richmond. XBKS’s common stock trades on The NASDAQ Stock Market under the symbol “XBKS.”

[1]	Please see the discussion of non-GAAP financial measures at the end of the financial tables.

Additional information about XBKS and its subsidiaries can be found at www.xenithbank.com.

Caution About Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to XBKS. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to XBKS. If a change occurs, XBKS’s business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors related to the Gateway Bank Mortgage, Inc. (“GBMI”) transaction that may cause actual results to differ materially from those contemplated by these forward-looking statements include among others a higher than expected number of GBMI employees leaving GBMI prior to the closing, funding and sale of loans currently in process. Additional factors include among others: difficulties and delays in integrating the combination of the Hampton Roads Bankshares, Inc. and legacy Xenith Bankshares, Inc. businesses or fully-realizing cost savings and other benefits; business disruptions following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the inability to realize deferred tax assets within expected time frames or at all; and the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; and the risks discussed in XBKS’s public filings with the Securities and Exchange Commission, including those outlined under “Risk Factors” in XBKS’s registration statement on Form S-4 (Registration Statement No: 333-210643). Except as required by applicable law or regulations, XBKS does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

# # # # #

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

-Selected Financial Tables Follow-

Xenith Bankshares, Inc.

Consolidated Balance Sheets

For the Periods Ended September 30, 2016 and December 31, 2015

(unaudited)

(in thousands, except share data)	September 30, 2016	December 31, 2015
Assets
Cash and due from banks	$42,712	$17,031
Interest-bearing deposits in other banks	4,791	691
Overnight funds sold and due from Federal Reserve Bank	62,406	46,024
Investment securities available for sale, at fair value	328,145	198,174
Restricted equity securities, at cost	24,475	9,830
Loans	2,471,032	1,538,952
Allowance for loan losses	(33,730)	(23,157)

Net loans	2,437,302	1,515,795
Premises and equipment, net	57,182	52,135
Interest receivable	9,205	4,116
Other real estate owned and repossessed assets, net of valuation allowance	6,293	12,409
Goodwill	26,225	—
Other intangible assets, net	3,918	—
Net deferred tax assets, net of valuation allowance	158,343	92,142
Bank-owned life insurance	71,658	50,695
Other assets	17,879	6,474
Assets of discontinued operations	74,933	60,424

Totals assets	$3,325,467	$2,065,940

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$507,300	$298,351
Interest-bearing:
Demand	1,103,486	693,413
Savings	83,438	61,023
Time deposits:
Less than $250	807,553	592,089
$250 or more	84,831	60,269

Total deposits	2,586,608	1,705,145
Federal Home Loan Bank borrowings	197,500	25,000
Other borrowings	38,468	29,689
Interest payable	645	463
Other liabilities	22,921	13,974
Liabilities of discontinued operations	14,369	1,048

Total liabilities	2,860,511	1,775,319

Commitments and contingencies
Shareholders’ equity:
Preferred stock, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 230,795,174 and 171,128,266 shares issued and outstanding on September 30, 2016 and December 31, 2015, respectively	2,308	1,711
Capital surplus	708,827	590,417
Accumulated deficit	(250,711)	(302,580)
Accumulated other comprehensive income, net of tax	3,388	560

Total shareholders’ equity before non-controlling interest	463,812	290,108
Non-controlling interest of the discontinued operations	1,144	513

Total shareholders’ equity	464,956	290,621

Total liabilities and shareholders’ equity	$3,325,467	$2,065,940

Xenith Bankshares, Inc.

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2016 and 2015

(unaudited)	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest Income
Loans, including fees	$25,513	$17,106	$58,797	$50,382
Investment securities	1,763	1,436	4,476	4,733
Overnight funds sold and deposits in other banks	96	28	179	126

Total interest income	27,372	18,570	63,452	55,241

Interest Expense
Deposits:
Demand	1,391	667	3,075	2,023
Savings	40	15	81	39
Time deposits	2,169	1,959	5,746	5,753

Interest on deposits	3,600	2,641	8,902	7,815
Federal Home Loan Bank borrowings	109	95	109	668
Other borrowings	652	439	1,706	1,281

Total interest expense	4,361	3,175	10,717	9,764

Net interest income	23,011	15,395	52,735	45,477
Provision for loan losses	10,685	(15)	10,704	622

Net interest income after provision for loan losses	12,326	15,410	42,031	44,855

Noninterest Income
Service charges on deposit accounts	1,191	1,273	3,447	3,713
Earnings from bank-owned life insurance	395	302	1,046	956
Gain on sale of investment securities available for sale	—	—	15	238
Visa check card income	709	677	2,056	1,994
Other	575	441	1,430	547

Total noninterest income	2,870	2,693	7,994	7,448

Noninterest Expense
Salaries and employee benefits	9,880	10,100	24,990	26,091
Professional and consultant fees	978	1,459	2,101	3,584
Occupancy	1,594	1,556	4,428	4,654
FDIC insurance	679	339	1,524	1,361
Data processing	1,446	1,466	3,985	4,285
Problem loan and repossessed asset costs	219	538	420	1,150
Impairments and gains and losses on sales of other real estate owned and repossessed assets, net	685	225	112	1,471
Impairments and gains and losses on sale of premises and equipment, net	42	—	41	14
Equipment	309	300	812	942
Board fees	493	433	1,133	1,028
Advertising and marketing	398	115	503	389
Merger-related	12,910	—	15,555	—
Other	2,902	1,948	6,813	4,883

Total noninterest expense	32,535	18,479	62,417	49,852

(Loss) income from continuing operations before (benefit) provision for income taxes	(17,339)	(376)	(12,392)	2,451
(Benefit) provision for income taxes	(64,840)	28	(62,794)	44

Net income (loss) from continuing operations	47,501	(404)	50,402	2,407
Income from discontinued operations before provision for income taxes	2,011	1,231	3,900	3,602
Provision for income taxes	842	23	877	82
Income from discontinued operations attributable to non-controlling interest	806	501	1,556	1,563

Net income from discontinued operations	363	707	1,467	1,957
Net income attributable to Xenith Bankshares, Inc.	$47,864	$303	$51,869	$4,364

Basic and diluted income per share	$0.23	$—	$0.28	$0.03

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

($ in thousands, except per share data)

PERFORMANCE MEASURES

	Quarter Ended					Year Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	2015
Net interest margin (1)	3.59%	3.29%	3.30%	3.35%	3.35%	3.29%
Return on average assets (2)	6.67%	0.51%	0.27%	17.79%	0.06%	4.64%
Return on average common equity (3)	51.42%	3.56%	1.89%	170.30%	0.59%	45.55%
Efficiency ratio (4)	126%	82%	90%	123%	102%	102%
Efficiency ratio, excluding merger-related costs (5)	76%	76%	81%	123%	102%	102%
Net income	$47,864	2,623	1,382	88,591	303	92,955
Earnings per common share (basic and diluted)	$0.23	0.02	0.01	0.52	0.00	0.54

(1)	Net interest margin is net interest income divided by average interest-earning assets.
(2)	Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3)	Return on average common equity is net income for the respective period (annualized for quarter periods) divided by average common equity (excluding non-controlling interest) for the respective period.
(4)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income from continuing operations.
(5)	Non-GAAP financial measure. See discussion of non-GAAP financial measures below.

ASSET QUALITY MEASURES	Quarter Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net charge-offs as a percentage of average loans (year to date)	0.01%	-0.43%	0.50%	-0.08%	1.26%
Allowance for loan losses (ALL) as a percentage of loans (1)	1.37%	1.47%	1.40%	1.51%	1.49%
ALL plus remaining discounts on acquired loans (credit mark adjusted ALL) as a percentage of gross loans (2)	1.77%	1.47%	1.40%	1.51%	1.49%
ALL to nonaccrual loans (1)	77.65%	76.53%	61.97%	65.28%	66.54%
Nonperforming loans as a percentage of gross loans	1.76%	1.92%	2.26%	2.31%	2.24%
Nonperforming assets as a percentage of total assets	1.50%	1.66%	2.10%	2.32%	2.37%
Troubled debt restructurings	$28,981	29,812	30,479	30,753	29,055

(1)	ALL excludes discounts (fair value adjustments) on acquired loans.
(2)	Ratio is a non-GAAP financial measure calculated as the sum of ALL and discounts (fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL MEASURES	Quarter Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Common Equity Tier 1 capital ratio - Consolidated	12.14%	14.52%	14.65%	14.73%	11.58%
Common Equity Tier 1 capital ratio - Bank only	11.20%	14.60%	14.72%	14.47%	12.42%
Tier 1 risk-based capital ratio - Consolidated	12.14%	14.93%	15.11%	14.73%	13.19%
Tier 1 risk-based capital ratio - Bank only	11.20%	14.60%	14.72%	14.47%	12.42%
Total risk-based capital ratio - Consolidated	13.62%	16.19%	16.35%	16.01%	14.44%
Total risk-based capital ratio - Bank only	12.39%	15.87%	15.96%	15.75%	13.67%
Tier 1 leverage ratio - Consolidated	12.50%	13.16%	13.05%	13.46%	11.56%
Tier 1 leverage ratio - Bank only	11.55%	12.76%	12.69%	13.20%	10.98%
Book value per common share (1)	$2.01	1.74	1.71	1.70	1.20
Tangible book value per common share (2)	$1.88	1.74	1.71	1.70	1.20

(1)	Book value per common share is total shareholders’ equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2)	Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders’ equity less the sum of goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	2015
Total assets	$2,854,920	2,053,285	2,034,948	1,975,873	1,976,181	2,005,235
Average interest-earning assets	$2,573,181	1,849,152	1,820,574	1,845,801	1,848,266	1,873,699
Loans, net of allowance for loan losses	$2,117,627	1,591,399	1,564,868	1,532,896	1,572,146	1,565,821
Total deposits	$2,298,600	1,670,289	1,681,744	1,715,456	1,681,327	1,675,206
Shareholders’ equity	$371,007	296,897	294,706	206,939	206,206	204,646

(1)	Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Total assets	$3,325,467	2,092,448	2,040,373	2,065,940	1,977,612
Loans, net of allowance for loan losses	$2,437,302	1,539,244	1,499,616	1,515,795	1,511,722
Total deposits	$2,586,608	1,643,759	1,684,258	1,705,145	1,686,808
Shareholders’ equity	$464,956	297,900	293,619	290,621	204,439

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended			Nine Months Ended
Efficiency ratio, excluding merger-related costs (continuing operations)	September 30, 2016	June 30, 2016	March 31, 2016	September 30, 2016
Noninterest expense	$32,535	14,409	15,618	62,417
Deduct: merger-related costs (1)	$12,910	1,077	1,568	15,555

Noninterest expense, excluding merger-related costs	$19,625	13,332	14,050	46,862

Net interest income	$23,011	14,970	14,769	52,735
Noninterest income	$2,870	2,611	2,513	7,994

Efficiency ratio, excluding merger-related costs	76%	76%	81%	77%

(1)	Merger-related costs impacted the quarters ended September 30, 2016, June 30, 2016 and March 31, 2016 only.

	Quarter Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Credit Mark Adjusted ALL/ Gross Loans
Allowance for loan losses	$33,730	22,911	21,228	23,184	22,874
Add: Discounts (fair value adjustments) on acquired loans	$10,075	—	—	—	—

Total credit mark adjusted ALL/Gross loans	$43,805	22,911	21,228	23,184	22,874

Gross loans + discounts (fair value adjustments) on acquired loans	$2,481,107	1,560,615	1,516,702	1,538,952	1,532,036

Credit mark adjusted ALL/Gross loans	1.77%	1.47%	1.40%	1.51%	1.49%

Tangible book value per common share
Total shareholders’ equity	$464,956	297,900	293,619	290,621	204,439
Deduct: Goodwill and other intangible assets, net	$30,143	—	—	—	—

Tangible shareholders’ equity	$434,813	297,900	293,619	290,621	204,439

Common shares outstanding — in thousands	230,795	171,531	171,331	171,128	170,954

Tangible book value per common share	$1.88	$1.74	$1.71	$1.70	$1.20

Efficiency ratio, excluding merger-related costs is a non-GAAP financial measures and is not required by or presented in accordance with GAAP. Management believes that this measure excluding merger-related costs is meaningful as it presents the performance of the company without the additive merger costs that are non-recurring and would not be incurred if the company had not merged with Hampton Roads Bankshares, Inc. Allowance for loan losses (ALL) plus discounts on acquired loans as a percentage of gross loans and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that credit mark adjusted ALL as a percentage of gross loans is meaningful because it is a measure management uses to assess asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures management uses to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders’ equity presented on consolidated balance sheets. Calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.